Exhibit 99.1

Avigen’s Gene Therapy Technology Acquired by Genzyme

Avigen Receives Upfront Cash Payment, as well as Milestones and
Royalty Payments on all Products Developed

Avigen CEO to Host Conference Call Today at 11:00 a.m. Eastern

Alameda, CA, December 21, 2005 – Avigen, Inc. (Nasdaq: AVGN) announced today that it has agreed to sell its AAV gene therapy assets to Genzyme Corporation. Under the terms of the agreement, Genzyme will acquire all of Avigen’s non-pain related AAV assets. The assets include all rights to an extensive patent estate and Avigen’s Parkinson’s disease clinical trial program, which is in a Phase I /II study currently underway at University of California, San Francisco (UCSF).  Genzyme will make an upfront cash payment of $12 million to Avigen, with additional milestone payments and royalty payments on all products developed under Avigen’s comprehensive AAV intellectual property (IP) portfolio, including the current Parkinson’s disease program.

“This agreement marks a significant milestone in Avigen’s strategic move from a gene therapy company to a pharmaceutical company focused on small molecule therapeutics to treat neurological disorders,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO.  “The sale of Avigen’s AAV assets makes sense at multiple strategic and financial levels and represents the achievement of the first of three critical goals we first presented in April when we announced Avigen’s strategic shift.”

Dr. Chahine continued, “The second goal was to significantly reduce operational expenses by eliminating the need to maintain an AAV manufacturing facility and associated expenses.  This shift has already led to cost reductions totaling over $2 million on an annual basis.  It also allows us the opportunity to further reduce our overhead expenses by subleasing unused parts of our facility. Avigen has successfully sublet sizeable pieces of lab, warehouse and office space, as well as all GMP space for an additional savings of $5 million through the term of Avigen’s lease.  Furthermore, it allows Avigen to focus on small molecule therapeutics that have a more established and predictable development process when compared to gene therapy, and allows Avigen to leverage part of the development with external contractors.  And finally, it brings Avigen additional capital to fund our new strategic direction.

“Another important aspect of the transaction is that the work of Avigen and its collaborators, employees, clinical trial volunteers and patient advocacy groups over the years, especially those who contributed to the effort in hemophilia and Parkinson’s disease, will continue,” said Chahine.  “It places these and other promising programs and IP in the hands of a leading biotechnology company that has for a number of years devoted significant resources to developing gene therapy programs,” Chahine added.

Commenting on the agreement, Rich Gregory, Genzyme’s head of research said, “In addition to building an impressive AAV IP estate, Avigen has made significant progress in advancing the clinical utility of gene therapy, thereby making the addition of its assets an important strategic acquisition for us.”

The most advanced program in Genzyme’s gene therapy portfolio is a Phase 2 clinical trial examining the safety and effectiveness of locally delivered Ad2/HIF-1a, an engineered form of the HIF-1 a gene. This experimental therapy is designed to promote the growth of new blood vessels and improve circulation in the limbs of patients with peripheral arterial disease. Genzyme’s gene therapy portfolio also includes pre-clinical work related to lysosomal storage disorders and, in partnership with Excigen, Inc., atrial fibrillation. Genzyme is also conducting pre-clinical gene therapy research through a joint effort with Applied Genetic Technologies.

Among the Avigen assets being acquired by Genzyme is AV201, an experimental treatment for severe Parkinson’s disease, which is in an FDA approved Phase I/II clinical trial.    Genzyme will continue the clinical development of the Parkinson’s program at UCSF.  Commenting on the gene therapy product in development, UCSF Professor and Principal Investigator Dr. Michael Aminoff commented: “We have had an excellent relationship with Avigen and are looking forward to continuing the Parkinson’s disease program with Genzyme, a leading biotechnology company with both extensive experience in Parkinson’s disease and a reputation for rigorous clinical science.”

In addition, Avigen and Genzyme have agreed to continue and extend the collaboration with a world leader in hemophilia gene therapy research, Dr. Katharine High, by providing existing vector and regulatory assistance for the continued clinical development scheduled to be initiated in early 2006.  “We are happy that Genzyme, through its collaboration with Dr. High, will continue to build on the pioneering work of Avigen in the field of hemophilia gene therapy,” said Alan Kinniburgh, Ph.D., Chief Executive Officer of the National Hemophilia Foundation.   “The continuation of these clinical trials brings the possibility of gene therapy as a cure for those suffering from hemophilia and other bleeding disorders,” he added.

Dr. Chahine further commented, “The third and final goal we committed to is building our product pipeline through in-licensing compounds that are in advanced clinical testing or, preferably, already being sold in various markets around the world.  We are pleased to report we have been making steady progress toward achieving this important goal and have found promising opportunities that are undergoing advanced due diligence by the Avigen team.”

Avigen’s leading program, AV411for the treatment of neuropathic pain, is representative of its strategic shift.  This compound is an approved drug outside the United States for a non-pain related illness and acts as a glial cell modulator with anti-inflammatory properties. It is an orally bioavailable small molecule with good pharmacokinetic, pharmacodynamic and safety profiles. AV411 shows efficacy in the clinically relevant standardized animal models of neuropathic pain, including animal models of chemical and trauma induced neuropathic pain.  Avigen’s AV411 is also being explored for utility in other neurological disorders in which glial cell activation has been implicated as a fundamental contributor to the illness.

In addition, Avigen has an active acquisition and in-licensing program.  The extensive experience of the senior management team with CNS small molecule development and commercialization, along with now expanded financial resources and status as a public company, put Avigen in a unique position to attract and acquire promising later-stage drug candidates to build its product pipeline.

Avigen CEO to Host Conference Call Today

Avigen management will discuss this announcement in a conference call that will also be webcast at 11:00 a.m. (EST), 8:00 a.m. (PST).  The webcast will be hosted by Kenneth Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. Also on the call will be Thomas J. Paulson, Avigen’s CFO and Michael Coffee, Avigen’s Chief Business Officer.

This call is being webcast by Thomson/CCBN and can be accessed via Avigen’s Web site at www.avigen.com.

The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents at www.streetevents.com.

To access the live conference call, dial (800) 573-4752 (US) or (617) 801-6888 (non-US locations) and enter the passcode: 55466653.  A telephone replay will also be available two hours after the conclusion of the conference call and remain available until January 4, 2006.  The replay may be accessed by dialing: (888) 286-8010 (US) or (617) 801-6888 (non-US locations) and entering the passcode: 54976001.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain. Guided by a strong management team and supported by sound financials, Avigen’s strategy is to build a robust pipeline through a combination of internal research, acquisitions, and in-licensing with the goal of becoming a fully integrated pharmaceutical company committed to its small molecule and biologics product development programs for serious neurological disorders. The company currently has in development preclinical candidates for neuropathic pain. The lead candidate in development, AV411 is a glial cell modulator with anti-inflammatory properties. An oral drug, it is approved outside of the U.S. for non-pain related illness. AV333 also acts upon neuropathic pain through glial cell attenuation. The compound’s active ingredient is the potent anti-inflammatory protein, IL-10, delivered by intrathecal injection. Additionally, in development is AV513 for the treatment of hemophilia A and B which has the potential to be an orally delivered therapeutic. For more information about Avigen, consult the company website at http://www.avigen.com.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Founded in 1981, Genzyme has grown from a small start-up to a diversified enterprise with annual revenues exceeding $2 billion and more than 8,000 employees in locations spanning the globe.  With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

For Avigen: Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in reports filed by Avigen with the Securities and Exchange Commission.  Avigen’s belief that its decision to focus its existing resources on traditional pharmaceuticals offers a greater potential to increase shareholder value, Avigen’s belief that it will be able to in-license or acquire later stage drug candidates, Avigen’s expectation of receiving milestone and royalty payments from Genzyme, this transaction will lead a decrease in development costs and an increase in the overall likelihood of commercialization of gene therapy products and that small molecules will face more rapid and predictable development timelines when compared with biologics are forward-looking statements that are subject to risks and uncertainties.  These risks and uncertainties include: Avigen’s divested AAV technology assets may not be developed in the time frame Avigen currently expects, or at all; the development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process with no guarantee of success, which may result in the expenditure of a significant amount of time and resources with no marketable product resulting from the effort.  In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks relating to Avigen are detailed in Avigen’s Annual Report on Form 10-K for the period ended December 31, 2004, under the caption “Risk Factors” in Item 1 of Part 1 of that report, which was filed with the SEC on March 16, 2005.

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